Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is entered into between Manitex International, Inc. (the “Company”) and Michael Schneider (“Employee”) (the Company and Employee will be collectively referred to hereinafter as the “Parties”).

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee separated from such employment, effective January 29, 2018 (the “Termination Date”);

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein;

NOW THEREFORE, the Parties mutually understand and agree as follows:

1.    Settlement Payment. Following the Company’s receipt of this Agreement executed by Employee and the expiration of the period within which Employee may revoke Employee’s acceptance of this Agreement as explained below (and provided Employee has not exercised such right of revocation), within sixty (60) days of the Termination Date, the Company shall pay Employee the gross amount of two hundred fifty thousand dollars ($250,000.00) (the “Settlement Payment”), less applicable taxes and other lawful withholdings, which shall be payable in a single lump-sum payment on the date that is sixty (60) days following the Termination Date. The Settlement Payment is in lieu of any bonus payment that Employee would have been eligible to receive with respect to his employment with the Company in 2017 and 2018, and Employee acknowledges that Employee would not be eligible to receive some or all of such bonus payments absent his execution and non-revocation of this Agreement. Employee has previously been granted awards of restricted stock of the Company (“Restricted Stock”), pursuant to the terms of the Manitex International, Inc. 2004 Equity Incentive Plan (as amended, “Plan”) and respective award agreements. Exhibit A hereto sets forth a list of Employee’s Restricted Stock that was forfeited as of the Termination Date (“Unvested Restricted Stock”). Employee acknowledges and agrees that as of the Termination Date, the Unvested Restricted Stock was forfeited under the terms and conditions of the Plan. Employee acknowledges that the Company has paid Employee for all wages earned through the Termination Date and that he is not owed any further compensation from the Company.

2.    Benefits Continuation; Elixer Contribution. Employee will receive a letter under separate cover regarding the terms of continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act or applicable state law. Employee will be solely responsible for any premiums or other costs associated with electing such continued medical coverage.

3.    Consideration. Employee acknowledges that the Settlement Payment and any other consideration set forth herein (including but not limited to the consideration described in Paragraph 1) exceeds that to which Employee would otherwise be entitled upon termination of employment without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices. Irrespective of whether Employee signs this Agreement,

Employee will be paid all compensation earned through the Termination Date and will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee).

4.    Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

(a)    anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; and

(b)    other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment; and

(c)    tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

(d)    all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

In consideration of Employee’s promises and covenants contained herein, the Company waives, releases, and forever discharges Employee from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that the Company executes this Agreement, which the Company has or may have against the Employee.

The Parties understand that the Parties are releasing claims about which the Parties may not know anything at the time the Parties execute this Agreement. The Parties acknowledge that it is their intent to release such unknown claims, even though the Parties recognize that someday the Parties might learn new facts relating to Employee’s employment or learn that some or all of the facts the Parties currently believe to be true are untrue, and even though the Parties might then regret having signed this Agreement. Nevertheless, the Parties acknowledge their awareness of that risk and agree that this Agreement shall remain effective in all respects in any such case. The Parties expressly waive all rights they might have under any laws intended to protect the Parties from waiving unknown claims. Furthermore, Employee acknowledges and represents that Employee has no claims concerning sexual harassment or sexual abuse to be waived or released.

5.    Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude any rights or claims that (a) may arise after the date on which Employee executes this Agreement; or (b) cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims). In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement shall prevent or preclude either Party from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

6.    No Other Claims. Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

7.    Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Settlement Payment. Any exceptions to the representation and warranty contained in this Paragraph must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving the Settlement Payment under this Agreement; provided, however, that the amount of Settlement described in Paragraph 1 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.

8.    Duty to Cooperate. Employee agrees that Employee will remain reasonably available to the Company as needed to assist in the smooth transition of Employee’s duties to one or more other employees of the Company and to assist in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the Company’s business activities during the period of Employee’s employment with the Company. Employee’s obligations with respect to transition duties under this Paragraph shall terminate eight (8) weeks following the Termination Date; however, Employee’s obligations under this Paragraph with respect to the defense of the Company’s interests shall survive the Termination Date and the termination of this Agreement. The first ten (10) hours of services provided under this Paragraph (the “Initial Cooperation Hours”) shall be without additional compensation beyond the consideration set forth in this Agreement. The Company will pay Employee an hourly fee of two hundred fifty dollars ($250.00) for each hour of services provided under this Paragraph Employee performs over the Initial Cooperation Hours by mutual agreement; provided, however, Employee shall not be eligible to receive fees from the Company for any time spent testifying in, or otherwise participating in, any government investigation or proceeding.

9.    Non-Disparagement. Employee will refrain from making negative or disparaging remarks about the Company or the Company Releasees. Employee will not provide information or issue statements regarding the Company or the Company Releasees, or take any other action, that would cause the Company or the Company Releasees embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. The Company will instruct the Nondisparagement Group (as such term is defined below) to refrain, during any employment relationship with the Company, from making negative or disparaging remarks about Employee or providing information or issuing statements regarding Employee, or taking any other action, that would cause Employee embarrassment or humiliation or otherwise cause or contribute to him being held in disrepute. The Nondisparagement Group means David Gransee, Steve Kiefer, Sherman Jung, Paul Jarrell, Len Pickus, Robert Maloney, David Langevin, Parimal, Brian Mutch, Paul Moustis, and Jack DeCorte.

10.    Right to Communicate. Notwithstanding any provision of this Agreement or any other agreement executed by either Party to the contrary, there shall be no restriction on Employee, any member of the Nondisparagement Group, or the Company’s ability to (a) report violations of any law or regulation, (b) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (c) provide truthful information to government or regulatory agencies, or (d) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or

any rules or regulations issued thereunder, including, without limitation, Rule 21F-17. In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy is intended to conflict with this statutory protection.

11.    Waiver of Future Employment With the Company. Employee agrees not to apply for employment, or seek reinstatement, with the Company or any of its current or former parents, subsidiaries, or affiliates (“Restricted Employer(s)”), and further agrees that the Company (and Restricted Employers) has no obligation to hire or rehire Employee at any time in the future. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any Restricted Employer). Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company (or any Restricted Employer) may refuse to hire or rehire Employee.

12.    Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.

13.    Return of Company Property. Employee represents and warrants that Employee has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Employee.

14.    Confidentiality. Employee represents and warrants that Employee has not communicated any aspect of the terms or substance of any negotiations leading up to this Agreement (the “Settlement Negotiations”) to anyone other than Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor. The Parties agree that the Parties will keep the terms and substance of the Settlement Negotiations and this Agreement confidential, and that (a) Employee will not disclose such information to anyone outside of Employee’s immediate family, Employee’s attorneys, and/or Employee’s financial advisor except as may be required by law, and (b) the Company will not disclose such information to anyone other than the Company’s attorneys and/or financial advisors, except as may be required by law or otherwise as disclosed in the Company’s Securities and Exchange Commission filings. If Employee advises anyone in Employee’s immediate family, and if either Party advises his or its respective financial advisor, about the Settlement Negotiations or this Agreement, such Party agrees to advise that person of the confidentiality of the Settlement Negotiations and this Agreement and to instruct that person not to disclose the terms, conditions, or substance of them to anyone.

15.    Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.

16.    Review and Revocation Periods. Employee acknowledges that Employee has been given at least forty-five (45) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the forty-five (45)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Termination Date. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Manitex International, Inc.

Attn: David J. Langevin

9725 Industrial Drive

Bridgeview, Illinois 60455

If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it. As reflected on Exhibit B, Employee is among a group of employees in the finance and/or administration departments of the Company who are eligible to receive an offer of severance due to terminations in connection with a reduction in force. When determining whom it would select for the employment terminations that have given rise to this Agreement, the Company considered the employees identified on Exhibit B. Exhibit B contains the job titles and ages of the employees who were considered and selected for termination in connection with the reduction in force. All employees identified on Table 1 of Exhibit B are being offered a one-time opportunity to receive a settlement in exchange for a general release of all claims, including ADEA claims, and for accepting the other conditions set forth in this Agreement. The time limit for acceptance of the payments and benefits described herein (and the attendant promises and obligations) is forty-five (45) days from the time Employee is offered the benefits described in this Agreement.

17.    Choice of Law. This Agreement is made and entered into in Illinois and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state.

18.    Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.

21.    Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Employee understands that any agreements signed by Employee to which the Company is party, a successor, or an assign concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement. Rather, the terms of such agreements are incorporated herein by reference and, to the extent such agreements impose upon Employee additional and/or broader obligations than contained herein, such terms and conditions will be controlling unless the Company expressly waives in writing its right to enforce such terms and conditions. Employee acknowledges that no prior version of this Agreement (including without limitation prior versions of this Agreement that were titled “Separation and Release Agreement”) took effect, regardless of whether Employee signed any such prior version, and all such prior versions of this Agreement are superseded by this Agreement.

22.    Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Termination Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

23.    Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to the Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death.

24.    Withholding. All amounts payable hereunder shall be subject to deduction for applicable taxes and other lawful withholdings.

25.    Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this

Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

[Signatures appear on the following page.]

By signing where provided below, the parties accept the terms of this Settlement and Release Agreement.

/s/ Michael Schneider	March 23, 2018
Michael Schneider	DATE

MANITEX INTERNATIONAL, INC.

/s/ David J. Langevin
BY: David J. Langevin

ITS: Chief Executive Officer

DATE:	March 26, 2018

EXHIBIT A

Issue Date	Vesting Date	Vesting terms	Number Granted	Shares Vested & Issued	Date	Shares Vested & Issued	Date	Remaining unvested

01/04/16	01/04	825; 825 & 850 on 01/04/17, 01/04/18 & 01/04/19	2,500	(825)	01/04/17	(825)	01/04/18	850
12/14/16	12/14	2,640; 2,640 & 2,720 on 12/14/17, 12/14/18 & 12/14/19	8,000	(2,640)	12/14/17			5,360
								= 6,210

EXHIBIT B

This Exhibit is being provided in the event the Settlement and Release Agreement is construed or interpreted as being presented or requested in connection with an exit incentive or other termination program offered to a group or class of employees.

Table 1: Affected Employees in the Decisional Unit. Listed below are the job titles and ages of the employees of the Company’s finance department who were selected for termination as part of the reduction in force, and who received an offer of consideration for signing a waiver of release of claims, including claims under the Age Discrimination in Employment Act. The decisional unit was comprised of the Chief Financial Officer and Director of Financial Services.

JOB TITLE	AGE
Chief Financial Officer	54
Director of Financial Services	69

Table 2: Unaffected Employees in the Decisional Unit. All employees who were considered for the reduction in force were selected for termination as part of the reduction in force, so no job titles or ages are identified in the table below.

JOB TITLE	AGE
N/A	N/A

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